EXHIBIT 99.1

Cellegy Reports Cellegesic to be Reviewed by the Cardio-Renal Advisory Committee in April 2006

Huntingdon Valley, PA, January 9, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) today announced that its discussions with the U.S. Food and Drug Administration regarding the Company’s resubmitted New Drug Application (NDA) for Cellegesic™ (0.4% nitroglycerin ointment) have resulted in a review by the Cardio-Renal Advisory Committee. The review is scheduled for April 25, 2006.

Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004. An amended NDA, containing new analyses, was resubmitted to the FDA in April 2005 and has been under review at the FDA since then.

“We are happy that our Cellegesic NDA is being reviewed by the Advisory Committee in April,” stated Richard C. Williams, Chairman and interim CEO. “We look forward to presenting our case and to the results of the Committee’s review.”

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

CellegesicTM (nitroglycerin ointment), branded Rectogesic® outside the United States, is approved and is being marketed in the United Kingdom by ProStrakan, for the treatment of pain associated with chronic anal fissures. A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.

FortigelTM (testosterone gel), branded Tostrex® outside the United States, is marketed in Sweden for the treatment of male hypogonadism also by ProStrakan. Approvals of Rectogesic and Tostrex by the other member states of the European Union are being sought through the Mutual Recognition Procedure.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; the timing and outcome of the FDA Advisory Committee that will review the Cellegesic NDA and the timing and outcome of FDA action following that review; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603

www.cellegy.com

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